UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2018

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 Charles Lindbergh Blvd., Suite 206, Uniondale, New York 11553
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 228-6700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Entry into New Employment Agreement with Linda Perneau

As previously disclosed on Form 8-K filed with the SEC on November 7, 2018, Linda Perneau transitioned out of her interim role and was appointed President and Chief Executive Officer of Volt Information Sciences, Inc. (the “Company”) effective November 7, 2018.  In connection with her appointment, the Company and Ms. Perneau entered into a new Employment Agreement on December 4, 2018 (the “Employment Agreement”) to memorialize Ms. Perneau’s new role as President and Chief Executive Officer of the Company; however, the material economic terms of the Employment Agreement are similar to the terms of Ms. Perneau’s former employment agreement.

The Employment Agreement memorializes Ms. Perneau’s current annual base salary of $650,000 and increased her target annual bonus from 80% to 100% of her annual base salary.  The Employment Agreement also provides that the Company will pay to Ms. Perneau $80,000 for purposes of Ms. Perneau’s relocation to California.  If Ms. Perneau’s employment with the Company terminates prior to December 4, 2019 for any reason other than by the Company without “Cause” or by Ms. Perneau for “Good Reason” (each as defined in the Employment Agreement), Ms. Perneau will be required to repay this amount to the Company.

Consistent with her former employment agreement, if Ms. Perneau’s employment is terminated by the Company without Cause (other than for death or disability) or by Ms. Perneau for Good Reason, Ms. Perneau will be entitled to receive payment of (i) one year of her then-current annual base salary, payable in 12 monthly installments; (ii) a pro-rated portion of her annual bonus payable in respect of the year of termination, based on actual performance results for that year; (iii) any earned but unpaid annual bonus for the year prior to the year of termination; and (iv) certain costs associated with the payment of health benefits for 12 months following the termination date.  Ms. Perneau’s receipt of the severance benefits described above is subject to her execution of a valid release of claims and is conditioned on her compliance with the non-solicitation and confidentiality covenants contained in the Employment Agreement for the relevant period following her termination of employment for any reason.

The foregoing description is qualified by reference to the full text of the Employment Agreement.  A copy of the Employment Agreement is filed as Exhibit 10.1 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Entry into Separation Agreement with Ann R. Hollins

On November 30, 2018, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Ann R. Hollins, the Company’s former Senior Vice President and Chief Human Resources Officer.  Pursuant to the Separation Agreement, Ms. Hollins will receive the severance benefits set forth in her employment agreement, and a portion of her unvested restricted stock units will remain eligible to vest if certain conditions are met prior to March 15, 2019.  Ms. Hollins’ receipt of the foregoing benefits is subject to her not revoking the general release of claims contained in the Separation Agreement.

The foregoing description is qualified by reference to the full text of the Separation Agreement.  A copy of the Separation Agreement is filed as Exhibit 10.2 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Volt Information Sciences, Inc. and Linda Perneau, dated as of December 4, 2018.

10.2	Separation Agreement and General Release by and between Volt Information Sciences, Inc. and Ann R. Hollins, dated as of October 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: December 6, 2018	By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President, General Counsel & Corporate Secretary